                            Standard Pacific Corp.
                    Ratio of Earnings to Fixed Charges from
                             Continuing Operations

                                              Three Months Ended
                                                  March 31,                                 Year Ended December 31,
                                            ----------------------   --------------------------------------------------------------
                                               1997        1996          1996          1995         1994         1993       1992
                                            ---------  -----------   ------------  -----------  -----------   ----------  ---------
FIXED CHARGES:
  Total interest incurred                   $   4,013  $     4,839   $     16,687  $   19,200   $    19,600   $   21,146  $  24,475
  Interest factor in lease rentals                100          100            400         400           400          400        400
                                            ---------  -----------   ------------  ----------   -----------   ----------  ---------
                                            $   4,113  $     4,939   $     17,087  $   19,600   $    20,000   $   21,546  $  24,875
                                            =========  ===========   ============  ==========   ===========   ==========  =========
EARNINGS AND ADJUSTMENTS:
  Income from continuing operations
   before taxes                             $   5,601  $       953   $     15,035  $  (37,289)  $    12,169   $   (1,009) $   1,561
  Add (Deduct):
   Depreciation and amortization (1)              220          140            765         397           580          505        630
   Noncash charges                                 -            -              -       46,491            -         3,100      2,500
   Income from unconsolidated joint
    ventures                                     (530)      (1,713)        (4,708)     (6,953)       (4,234)          -         (26)
   Cash distributions from joint ventures          -         1,250          7,950       6,000            -            -          44
   Fixed charges, above                         4,113        4,939         17,087      19,600        20,000       21,546     24,875
   Capitalized interest                        (2,540)      (3,183)        (9,545)    (17,340)      (19,600)     (21,146)   (24,475)
   Interest expensed                            1,473        1,656          7,142       1,860            -            -          -
   Amortization of previously capitalized
    interest                                    4,484        3,078         16,920      27,638        33,069       20,069     20,566
                                            ---------  -----------   ------------  ----------   -----------   ----------  ---------
                                            $  12,821  $     7,120   $     50,646  $   40,404   $    41,984   $   23,065  $  25,675
                                            =========  ===========   ============  ==========   ===========   ==========  =========

Ratio of Earnings to Fixed Charges               3.12         1.44           2.96        2.06          2.10         1.07       1.03
                                            =========  ===========   ============  ==========   ===========   ==========  =========

(1) Excludes depreciation from discontinued operations.